UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 17, 2009

La Jolla Pharmaceutical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24274	33-0361285
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6455 Nancy Ridge Drive, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 452-6600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Dismissal of BioMarin Lawsuit

On July 17, 2009, La Jolla Pharmaceutical Company (the "Company"), BioMarin Pharmaceutical Company ("BioMarin") and the Company’s directors executed and delivered a Settlement Agreement and Mutual Release (the "Release"), pursuant to which (i) BioMarin released all claims previously asserted against the Company and its directors, as described in the Company’s Current Report on Form 8-K filed June 12, 2009 (the "Form 8-K"), and (ii) the Company and its directors released all counterclaims that they may have otherwise asserted against BioMarin. Pursuant to the Release, BioMarin is required to dismiss the Lawsuit (defined below) with prejudice. Other than the mutual release of claims and the dismissal of the Lawsuit, no other consideration is provided for in the Release and no amounts will be paid to BioMarin. BioMarin had sued the Company and its directors in California Superior Court (the "Lawsuit"), alleging breach of contract, breach of covenant of good faith and fair dealing, and breach of fiduciary duty relating to the Company’s registration of stock sold to BioMarin in January 2009 in connection with a license and development agreement for Riquent.

NASDAQ Listing Status

As reported in the Form 8-K, the Company was considering moving the listing of its common stock from The Nasdaq Global Market (the "Global Market") to The Nasdaq Capital Market (the "Capital Market") as a means of resolving a listing deficiency. On July 17, 2009, NASDAQ notified the Company that the listing of the Company’s common stock was approved for transfer from the Global Market to the Capital Market and, effective as of the opening of business on July 21, 2009, the listing for the Company’s common stock was transferred to the Capital Market. Notwithstanding the change in listing to the Capital Market, the stock continues to be traded under the symbol "LJPC."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Jolla Pharmaceutical Company

July 23, 2009	By:	/s/ Gail A. Sloan

Name: Gail A. Sloan
Title: Vice President of Finance and Secretary